                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

                          Dated as of January 28, 2000


                                  By and Among


                                    KEN KING

                                    TOM GREEN

                                 MARY ANNE FUCHS

                                       and

                                 CARMEN ERREJON

                                       and

                          VENTURE CATALYST INCORPORATED

                                TABLE OF CONTENTS


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                                                                              Page
                                                                              ----
ARTICLE 1 GENERAL ......................................................        1
               1.1 Closing Date ........................................        1
               1.2 Sale and Purchase of Group Shares ...................        1
               1.3 Purchase Price ......................................        1

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS ....................        2
               2.1 Authorization .......................................        2
               2.2 Consents; No Conflict ...............................        2
               2.3 Title to Group Shares ...............................        2
               2.4 No Obligation to Sell Group Shares ..................        2
               2.5 Proceedings .........................................        3
               2.6 No Finders or Brokers ...............................        3
               2.7 Investment Representations and Warranties ...........        3
               2.8 Spousal Consent .....................................        5
               2.9 Accuracy of Information Furnished by Sellers ........        5

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER ..................        5
               3.1 Organization ........................................        5
               3.2 VCAT Shares .........................................        5
               3.3 Authorization .......................................        5
               3.4 Investment Intent ...................................        5
               3.5 No Finders or Brokers ...............................        5
               3.6 Consents ............................................        6

ARTICLE 4 COVENANTS ....................................................        6
               4.1 Waiver and Acknowledgment by Sellers ................        6

ARTICLE 5 CONDITIONS OF CLOSING ........................................        6
               5.1 Conditions of Obligations of Purchaser ..............        6
                      (a) Certificates and Instruments of Transfer .....        6
                      (b) Directors' and Officers' Resignations ........        6
                      (c) Closing of Companion Transaction .............        7
               5.2 Conditions of Obligations of Sellers ................        7
                      (a) Purchase Price ...............................        7

ARTICLE 6 INDEMNIFICATION ..............................................        7
               6.1 Indemnification by Sellers ..........................        7
               6.2 Indemnification by Purchaser ........................        8
               6.3 Survival of Representations and Warranties; Reliance         8

ARTICLE 7 MISCELLANEOUS ................................................        9

               7.1 Further Actions .....................................        9
               7.2 Expenses ............................................        9
               7.3 Entire Agreement ....................................        9
               7.4 Descriptive Headings ................................        9
               7.5 Notices .............................................        9
               7.6 Governing Law .......................................       10
               7.7 Assignability .......................................       10
               7.8 Waivers and Amendments ..............................       11
               7.9 Public Announcements ................................       11
               7.10 Severability .......................................       11
               7.11 Venue ..............................................       11
               7.12 Counterparts .......................................       11

SPOUSAL CONSENT ........................................................       14

EXHIBIT A ..............................................................       15

APPENDIX ...............................................................       16

                            STOCK PURCHASE AGREEMENT


               THIS STOCK PURCHASE AGREEMENT is dated as of January 28, 2000 (this "Agreement"), by and among VENTURE CATALYST INCORPORATED, a Utah corporation ("Purchaser"), and each of KENNETH KING, TOM GREEN, CARMEN ERREJON, and MARY ANNE FUCHS (each, a "Seller" and collectively, the "Sellers"). Capitalized terms not otherwise defined have the meanings set forth in the Appendix hereto.


                                   WITNESSETH:

               WHEREAS, Sellers collectively hold 630,000 shares of common stock, $.01 par value per share (the "Company Common Stock" or the "Group Shares"), of Webinc, Inc., a Delaware corporation (the "Company"), representing approximately 24% of the total issued and outstanding shares of Company Common Stock, and each Seller is the record and beneficial owner of that number of Group Shares set forth opposite his or her name on Exhibit A hereto; and

               WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Group Shares upon the terms and conditions set forth below.

               NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                     GENERAL

               1.1 Closing Date. The closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place on January 28, 2000, at the offices of Paul, Hastings, Janofsky & Walker LLP, at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California, or, if later, the date on which each condition set forth in Article 5 hereof is satisfied or waived (the "Closing Date").

               1.2 Sale and Purchase of Group Shares. At the Closing, Sellers shall sell, transfer, assign and deliver unto Purchaser and its successors and assigns forever, and Purchaser shall purchase from Sellers, the Group Shares for the purchase price hereinafter set forth. At the Closing, (a) Sellers shall deliver to Purchaser certificates representing the Group Shares, accompanied by executed stock powers in blank, with all required stock transfer tax stamps affixed, in form and substance reasonably satisfactory to Purchaser and its counsel, and (b) Purchaser shall instruct Purchaser's Transfer Agent to deliver certificates evidencing the VCAT Shares to Sellers no later than five (5) business days after the Closing.

               1.3 Purchase Price. In consideration for the Group Shares, Purchaser shall issue to Sellers collectively that number of shares of common stock of Purchaser, par value, $.001 per share, equal to Fifty Four Thousand Dollars ($54,000.00) divided by the Fair Market

Value (the "VCAT Shares" or the "VCAT Group Shares"), allocated among Sellers as described on Exhibit A hereto. As used herein, "Fair Market Value" shall mean the average of the closing sale prices (or last bid prices if no closing sale prices are reported) of shares of Purchaser's common stock as reported on The Nasdaq Stock Market, Inc. for the ten (10) trading days immediately preceding the date of this Agreement.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

               Each Seller hereby represents and warrants to Purchaser, on behalf of himself or herself individually, as of the date hereof, as follows:

               2.1 Authorization. Seller has the right, power and authority to enter into this Agreement, and as such this Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

               2.2 Consents; No Conflict. The execution, delivery and performance by Seller of this Agreement (a) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (b) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Seller is subject or by which Seller or any of his or her assets or properties are bound; (c) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Seller is a party or by which Seller or any of his or her properties are bound, including any promissory note or security arrangement; and
(d) will not create any Encumbrance upon any of the Group Shares owned by Seller.

               2.3 Title to Group Shares. Seller is the record and beneficial owner of that number of the Group Shares set forth opposite his or her name on Exhibit A hereto, free and clear of all Encumbrances, and does not hold his or her Group Shares as trustee or nominee for any person or entity. No person except Seller has any interest in the Group Shares held by Seller, except to the extent that Seller's spouse may have a community interest in Seller's Group Shares. The delivery to Purchaser at Closing of certificates evidencing Seller's Group Shares will convey and transfer to Purchaser good, complete and marketable title to such Group Shares, free and clear of restrictions or conditions to transfer or assignment (other than restrictions on transfer imposed by Federal or state securities laws) and free and clear of all defects of title or Encumbrances.

               2.4 No Obligation to Sell Group Shares. Except for the transactions contemplated by this Agreement, Seller has no legal obligation, absolute or contingent, to any other Person to sell his or her interest in the Company, or to enter into any agreement with respect thereto.

               2.5 Proceedings.

                      (a) There are no suits, actions, other legal proceedings or controversies, or, to Seller's knowledge, governmental investigations, pending against Seller, and having to do with the Company or Seller's holdings in the Company, or as to which Seller has received any claim or assertion. There are no facts which are reasonably likely to lead to any additional investigation being conducted or to any other suit, action or legal proceeding.

                      (b) There is no suit, action or proceeding or investigation threatened against or affecting Seller that is likely to prevent or materially delay the ability of Seller to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Seller having, or which in the future could have, any such effect.

               2.6 No Finders or Brokers. Seller has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby.

               2.7 Investment Representations and Warranties.

        (a) Seller is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        (b) Seller understands that no U.S. Federal or state agency has passed on, or made any recommendation or endorsement of the VCAT Shares.

        (c) Seller acknowledges that, in making the decision to accept the VCAT Shares, Seller has relied solely upon independent investigations made by him or her and not upon any representations made by Purchaser with respect to the VCAT Shares, except for the representations and warranties contained in this Agreement, except that Seller has received, reviewed and relied upon (i) Purchaser's Annual Report to Stockholders for the year ended December 31, 1998,
(ii) copies of Purchaser's report on Form 10-K for the year ended December 31, 1998, (iii) Purchaser's definitive Proxy Statement dated April 29, 1999, (iv) Purchaser's Quarterly Reports for the Quarters Ended March 31, 1999, June 30, 1999 and September 30, 1999, and (v) Purchaser's Current Reports on Form 8-K dated March 12, 1998 and May 18, 1998, each filed by Purchaser pursuant to the Securities Exchange Act of 1934.

        (d) Seller understands that the VCAT Shares are being offered and sold to Seller in reliance on specific exemptions from or non-application of the registration requirements of U.S. Federal and state securities laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to acquire the VCAT Shares.

        (e) Seller is acquiring the VCAT Shares for investment for Seller's own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof, within the meaning of the Securities Act, and has no present intention of selling, granting any participation in, or otherwise distributing the same within the meaning of the Securities Act. By executing this Agreement, Seller further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the VCAT Shares.

        (f) Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the VCAT Shares and Seller has received the information they requested regarding the business and affairs of Purchaser.

        (g) Seller has the financial ability to bear the economic risk of its investment in the VCAT Shares, has adequate means of providing for his or her current needs and foreseeable future contingencies and has no need for liquidity with respect to investment in the VCAT Shares.

        (h) Seller acknowledges that Seller has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of the investment.

        (i) Seller understands that the VCAT Shares are characterized as "restricted securities" under the U.S. Federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        (j) Without in any way limiting the representations set forth above or restricting the Sellers' ability to utilize Rule 144, Seller further agrees not to make any disposition of all or any portion of the VCAT Shares unless and until:

               (i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

               (ii) (x) Seller shall have notified Purchaser of the proposed disposition and shall have furnished Purchaser with a detailed statement of the circumstances surrounding the proposed disposition, and (y) if requested by Purchaser, Seller shall have furnished Purchaser with an opinion of counsel, reasonably satisfactory to Purchaser, that such disposition will not require registration of the VCAT Shares under the Securities Act.

        (k) Seller knows of no public solicitation or advertisement in connection with the offer or sale of the VCAT Shares.

        (l) Seller acknowledges that the certificates representing the Shares shall contain the following legend:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER,

ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE SECURITIES LAWS OF ANY STATE.

               2.8 Spousal Consent. If Seller is married and not legally separated, the person signing the Spousal Consent to this Agreement as Seller's spouse is Seller's spouse.

               2.9 Accuracy of Information Furnished by Sellers. No representation or warranty set forth in this Article 2 or in any agreement, certificate, schedule or exhibit executed and delivered by Sellers pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.


                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to each Seller as follows:

               3.1 Organization. Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority to perform its obligations under this Agreement.

               3.2 VCAT Shares. Upon issuance to Sellers pursuant to the terms of this Agreement, the VCAT Shares will be validly issued, fully paid and non-assessable shares of Purchaser.

               3.3 Authorization. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized by the directors of Purchaser and no other corporate action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

               3.4 Investment Intent. Purchaser is acquiring Company Common Stock for investment purposes, and not with a view to the resale or distribution thereof; Purchaser has the knowledge and sophistication to purchase Company Common Stock; Purchaser has had access to all information regarding the Company that it has requested and has had or will have prior to the Closing the opportunity to ask questions regarding the Company, its operations and such other matters that Purchaser has deemed material to its investment decision; and Purchaser will not dispose of Company Common Stock without compliance with all applicable Federal and state securities laws.

               3.5 No Finders or Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.

               3.6 Consents. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, or the continued operation of Purchaser's business; except that in connection with the issuance of the VCAT Shares to Sellers, Purchaser (a) must file a Nasdaq National Market Notification Form for Listing of Additional Shares with The Nasdaq Stock Market, Inc., and (b) will, if necessary, make certain filings or take other actions required under Federal and state securities laws.


                                    ARTICLE 4

                                    COVENANTS

               4.1 Waiver and Acknowledgment by Sellers. Sellers acknowledge that concurrently with the transactions contemplated by this Agreement, Purchaser is acquiring from Stephen M. Dirks Company Common Stock representing 76% of the total issued and outstanding capital stock of the Company, in exchange for $20,000 cash pursuant to a Stock Purchase Agreement of even date herewith. Each Seller (a) acknowledges that the per share consideration for shares of Company Common Stock held by Mr. Dirks is different from the per share price of Company Common Stock held by the Seller and has no objection, and (b) hereby waives his/her right to request that Purchaser acquire the Group Shares owned by such Seller in exchange for cash, rather than for that number of the VCAT Shares set forth opposite such Seller's name on Exhibit A hereto.


                                    ARTICLE 5

                              CONDITIONS OF CLOSING

               5.1 Conditions of Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of the Group Shares pursuant to this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Purchaser:

                      (a) Certificates and Instruments of Transfer. Sellers shall have delivered to Purchaser certificates representing the Group Shares, accompanied by executed stock powers in blank, with all required stock transfer tax stamps affixed. All certificates, instruments and documents delivered by Sellers in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

                      (b) Directors' and Officers' Resignations. Sellers shall have delivered to Purchaser resignations of all directors and officers of the Company, effective as of the Closing Date and in form and substance reasonably satisfactory to Purchaser and its counsel.

                      (c) Closing of Companion Transaction. The closing of transactions contemplated by that certain Stock Purchase Agreement, dated of even date herewith, by and among Purchaser, the Company, and Stephen M. Dirks, shall have occurred.

               5.2 Conditions of Obligations of Sellers. The obligations of Sellers to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by
Sellers:

                      (a) Purchase Price. Purchaser's Transfer Agent shall have been instructed to deliver certificates evidencing the VCAT Shares to Sellers pursuant to Section 1.2 of this Agreement.


                                    ARTICLE 6

                                 INDEMNIFICATION

               6.1 Indemnification by Sellers.

                      (a) Subject to the provisions of Sections 6.1(b) and 6.3 hereof, Sellers shall severally indemnify Purchaser and its Affiliates, including, without limitation, the Company, and each of their respective stockholders, officers, directors, employees and representatives (each a "VCAT Indemnitee") against, and hold each VCAT Indemnitee harmless from, any and all loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees, all calculated on a net after tax basis (collectively "Losses"), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such VCAT Indemnitee after the Closing Date resulting from, related to or arising out of any inaccuracy in, or breach of, any of the representations, warranties or covenants made by Seller in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

                      (b) Each VCAT Indemnitee shall promptly give written notice to Sellers of the assertion by any Person of any claim, action, suit or proceeding with respect to which Sellers are obligated to provide indemnification hereunder; provided, however, that the rights of a VCAT Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Sellers in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 6.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred. Sellers shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of their choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a VCAT Indemnitee that is subject to indemnification by Sellers hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Sellers hereunder; provided, that each VCAT Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense; and provided, further, that, (i) if Sellers elect not to defend any such action or (ii) if a VCAT Indemnitee shall have defenses not available to Sellers and if counsel to VCAT shall advise in a written opinion that common representation is not appropriate, then, in each case, such VCAT Indemnitee shall be entitled, at its option through counsel of its choice, reasonably approved by Sellers, such approval not to be unreasonably withheld, but at Sellers' expense, to assume and control the defense of such action. Neither Sellers, on the one hand, nor any VCAT Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such VCAT Indemnitee or Sellers, as the case may be, which consent shall not be unreasonably withheld and provided, further, that if such VCAT Indemnitee unreasonably refuses to approve any settlement of an action or a proceeding which involves only the payment of money and the VCAT Indemnitee's position in such action or a proceeding is subsequently not sustained, such VCAT Indemnitee shall be solely responsible for Losses in excess of those which would have been incurred had such claim been settled on the terms acceptable to Sellers.

               6.2 Indemnification by Purchaser.

                      (a) Subject to the provisions of Section 6.3 hereof, Purchaser shall indemnify Sellers against, and hold Sellers harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by or sought to be imposed upon, Sellers resulting from, related to or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

                      (b) Sellers shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of Sellers to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim. Amounts due with respect to Losses covered by this Section
6.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred. Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Sellers that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder; provided, that Sellers shall have the right and option to participate in, but not control, the defense of such action at their own expense; and provided, further, that (i) if Purchaser elects not to defend any such action or (ii) if Sellers shall have defenses not available to Purchaser and if counsel to Sellers shall in a written opinion advise that common representation is not appropriate, then Sellers shall be entitled, at their option through counsel of their choice, approved by Purchaser, such approval not to be unreasonably withheld, but at Purchaser's expense, to assume and control the defense of such action. Neither Sellers, on one hand, nor Purchaser, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Sellers or Purchaser, as the case may be, which consent shall not be unreasonably withheld and provided further if Sellers unreasonably refuse to approve any settlement of an action or proceeding which involves only the payment of money and Sellers' position in such action or proceeding is subsequently not sustained, Sellers shall be solely responsible for Losses in excess of those which would have been incurred had such claim been settled on the terms acceptable to Purchaser.

               6.3 Survival of Representations and Warranties; Reliance. All representations and warranties contained herein or made pursuant hereto by Sellers shall survive the Closing until the third anniversary of the Closing, except that the representations and warranties in Section 2.3 (Title to Group Shares) shall survive without limit. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration and shall not affect Sellers' obligations under Section 6.3(b). The representations and warranties of Purchaser shall survive the Closing until expiration of the applicable statute of limitations.


                                    ARTICLE 7

                                  MISCELLANEOUS

               7.1 Further Actions. From time to time, as and when requested by the other party, Sellers and Purchaser shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver to Purchaser effective as of the Closing, and its successors and assigns, the Group Shares (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

               7.2 Expenses. Except as otherwise specifically provided herein, Sellers and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder. Purchaser shall pay all sales, transfer and documentary taxes and other expenses incident to the transfer of the Group Shares and the issuance of the VCAT Shares. If any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the parties shall each bear their respective attorneys' fees, costs and all other related expenses unless otherwise specifically awarded by the court.

               7.3 Entire Agreement. This Agreement, which includes the Appendix, the Spousal Consents and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto.

               7.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               7.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Sellers:               (See Exhibit A Attached)

[If to the Company:          webinc., Inc.
                             c/o Venture Catalyst Incorporated
                             Attention: L. Donald Speer, II
                             16868 Via Del Campo Court, Suite 200
                             San Diego, CA 92127
                             Facsimile:  (858) 385-1001


If to Purchaser:             Venture Catalyst Incorporated
                             Attention: L. Donald Speer, II
                             16868 Via Del Campo Court, Suite 200
                             San Diego, CA 92127
                             Facsimile:  (858) 385-1001

with a copy to:              Paul, Hastings, Janofsky & Walker LLP
                             Attention:  John F. Della Grotta, Esq.
                             Seventeenth Floor
                             695 Town Center Drive
                             Costa Mesa, California  92626-1924
                             Facsimile:  714 979-1921

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

               7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by Sellers or Purchaser against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Sellers and Purchaser hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement. The parties hereto waive trial by jury in any action instituted hereunder.

               7.7 Assignability. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

                      (a) any or all rights of Purchaser to receive the performance of the obligations of Sellers hereunder (but not the obligations of Purchaser to Sellers hereunder) and rights to assert claims against Sellers in respect of any inaccuracy in or breach of any representations, warranties or covenants of Sellers hereunder, may be assigned by Purchaser to a direct or indirect subsidiary of Purchaser, and

                      (b) Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser or the Company any or all of its rights to assert claims against Sellers in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but any assignee of such rights under clause (a) or clause (b) shall take such rights subject to any defenses, counterclaims and rights of set-off to which Sellers might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

               7.8 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and signed by all parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

               7.9 Public Announcements. Sellers will consult with Purchaser before issuing any press release or otherwise making any public statements or public filings with respect to the transactions contemplated by this Agreement and no Seller shall issue any such press release or make any such public statement or public filings without the prior approval of Purchaser both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement or filing is required as a matter of law (a "Required Release"); and as to such Required Releases, Seller shall each give Purchaser, to the extent practicable, at least three (3) business days advance notice of such Required Releases and the opportunity to provide comments to Seller[s] prior to issuing any such Required Release.

               7.10 Severability. If any term or provision of this Agreement shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, or affecting any other provision of this Agreement.

               7.11 Venue. In connection with any action brought pursuant to or arising out of this Agreement, the parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of San Diego, and/or the United States District Court for the Southern District of California for any actions, suits, controversies or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of California, County of San Diego and/or the United States District Court for the Southern District of California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum.

               7.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.

                         [SIGNATURES ON FOLLOWING PAGE]

                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


               IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

                                    "Purchaser"

                                    VENTURE CATALYST INCORPORATED,
                                    a Utah corporation


                                    By:     /S/ L. DONALD SPEER, II
                                       ----------------------------------------
                                    Name:   L. Donald Speer, II
                                    Title:  President


                                    "Sellers"



                                    /S/  KEN KING
                                    -------------------------------
                                    KEN KING



                                    /S/ TOM GREEN
                                    -------------------------------
                                    TOM GREEN



                                    /S/ MARY ANNE FUCHS
                                    -------------------------------
                                    MARY ANNE FUCHS



                                    /S/ CARMEN ERREJON
                                    -------------------------------
                                    CARMEN ERREJON